Exhibit 10.8
Unionashton Management Ltd
Loyalist Plaza, Don MacKay Blvd.
Marsh Harbor, Abacos, Bahamas

October 1, 2012

Biologix Hair Inc.
82 Avenue Road
Toronto, Ontario
Canada M5R 2112

Attention: Mr. Ron Holland - CEO

Dear Sirs:

Re:	Bridge Loan

This letter will serve to confirm our agreement wherein, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, we have agreed to loan a total of US$1,155,828.92 (the "Loan") to Biologix Hair Inc. ("Biologix") on the following terms and conditions.

1.	The principal amount of the US$1,155,828.92 Loan, shall be due and payable on demand.

2.	The Loan shall bear interest at the rate of 5% (five percent) per annum, payable on maturity.

In addition, Biologix will issue a new warrant to replace the warrant previously issued to Honeywagon. It gives the lender the right to purchase a total of 1,155,829 shares of Biologix Hair Inc. for a period of 5 years as described below.

At the option of the lender the entire amount due and payable under the terms of the note, the accrued interest and the warrant will be convertible into shares of Biologix Hair Inc. and have the following conversion features:

●
The total amount of principal remaining on the note plus accrued interest and the warrant are all convertible into common shares of Biologix Hair Inc. at the lower price of either US$ 1.00 per share or a 20% discount to the most recent private financing incurred by Biologix Hair Inc., as long as it is a private enterprise, or a 20% discount to the prevailing 10-day moving average of the closing price of the company's shares, should they be quoted on a public stock exchange or be converted into shares of another public company by means of acquisition, share exchange or other form of share transfer. The convertible feature must be recognized as transferring into the shares of the prevailing new entity.

●
If Biologix determines to pay any cash principal or interest payments on the note during the term, it agrees to give the Lender 48 hours notice of the details for the Lender to determine how much if any of the proposed payment is to be converted into Biologix equity.

●	The convertibility of the debt may be done at the sole discretion of Unionashton Management Ltd. and may be done in any incremental amount.

3.	The obligations of Biologix will be evidenced by a promissory note in the form attached hereto.

Accepting that the above accurately details your understanding of our agreement in this regard could you please execute this letter where indicated and return same at your early convenience.

Yours truly,

Unionashton Management Ltd.

Per:

Acknowledged and agreed to this day of October, 2012 by:

Biologix Hair Inc.

Per:

Ron Holland - CEO

PROMISSORY NOTE

US $1,155,82892	October 1, 2012

Unionashton Management Ltd.
Loyalist Plaza, Don MacKay Blvd.
Marsh Harbor, Abacos, Bahamas

FOR VALUE RECEIVED, Biologix Hair Inc. ("Biologix") promises to pay to the order of Unionashton Management Ltd. (the "Lender") the Principal Sum of US $1,155,828.92 in lawful currency of the United States of America (the "Principal Sum").

It is understood and agreed that Biologix shall pay to the Lender all of the principal and accrued interest evidenced by this Promissory Note on demand.

The Principal Sum or such amount as shall remain outstanding from time to time shall bear interest thereon, calculated at a rate of five (5%) percent per annum, commencing on the day the Principal Sum is advanced by the Lender to Biologix, and shall be payable on maturity. In the event of any partial repayments made on the Principal Sum, such payments shall be applied firstly towards accrued interest and then towards the Principal Sum.

Biologix will issue a warrant that gives the lender the right to purchase 1,155,829 shares of Biologix Hair Inc. for a period of 5 years as described below.

At the option of the lender the entire amount due and payable under the terms of this note including the accrued interest and warrant are convertible into shares of Biologix Hair Inc. and has the following conversion features:

●
The total amount of principal remaining on the note plus accrued interest and the warrant are all convertible into common shares of Biologix Hair Inc. at the lower price of either US$ 1.00 per share or a 20% discount to the most recent private financing incurred by Biologix Hair Inc., as long as it is a private enterprise, or a 20% discount to the prevailing 10-day moving average of the closing price of the company's shares, should they be quoted on a public stock exchange or be converted into shares of another public company by means of acquisition, share exchange or other form of share transfer. The convertible feature is recognized as transferring into the shares of the prevailing new entity.

●
If Biologix determines to pay any cash principal or interest payments on the note during the term it agrees to give the Lender 48 hours notice of the details for the Lender to determine how much if any of the proposed payment is to be convert into Biologix equity.

●	The convertibility of the debt may be done at the sole discretion of Unionashton Management Ltd and may be done in any incremental amount.

This Promissory Note is being issued in accordance with and is subject to the terms of a letter agreement entered into between the undersigned and the Lender dated as October 1, 2012.

Presentment, protest, notice of protest and notice of dishonour are hereby waived.

Biolog,ix Hair Inc.

/s/ Ron Holland
Per: Ron Holland - CEO